As filed with the Securities and Exchange Commission on September 21, 2000 Registration Statement No. 333-44530

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------
                               DELAYING AMENDMENT

                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                LRS CAPITAL INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------


        Delaware                        212299                     N/A
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Number)        Identification No.)
                            ------------------------

                      240 Richmond Street West - Suite 201
                        Toronto, Ontario, Canada M5V 1V6
                                 (416) 597-0202
          (Address and telephone number of principal executive offices)
                            ------------------------

                           Mitchell Geisler, President
                                LRS Capital Inc.
                      240 Richmond Street West - Suite 201
                        Toronto, Ontario, Canada M5V 1V6
                                 (416) 597-0202
            (Name, address and telephone number of agent for service)
                            ------------------------
                                   Copies to:

                             Andrew D. Hudders, Esq.
                            Graubard Mollen & Miller
                          600 Third Avenue - 32nd Floor
                               New York, NY 10016
                            Telephone: (212) 818-8800
                            Facsimile (212) 818-8881

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             As soon as practicable after the effective date of this
                             Registration Statement.

                            ------------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                     Proposed        Proposed
                                     Maximum         Maximum
    Title of Each        Amount      Offering        Aggregate    Amount of
Class of Securities      To Be       Price Per       Offering     Registration
 To Be Registered      Registered    per Security    Price        Fee
-------------------------------------------------------------------------------
Common Stock, $.001
par value              8,000,000        $.125        $1,000,000     $264.00

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Total Amount Due                                                    $264.00*
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*Previously paid

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.